Exhibit 99.2

Subject: Thank you

Dear All,

I wanted to thank you for your support over the years. Building Arcellx was the privilege of my career, and you were a big part of it. In what turned out to be an incredibly challenging market over the past five years, you believed in us when many others doubted. With your support, we developed what we believe to be the best therapeutic option for patients with multiple myeloma. And we now get to hand it over to the best cell therapy franchise in the world and a team positioned to deliver on our work for those patients. After working with this team in our collaboration for the last 3 years, I’m confident that Gilead and Kite are the right home for our special company and will maximize access to anito-cel. In addition to their expertise, Gilead’s commitment to cell therapy is truly inspiring.

Scaling a company in this environment was not easy. I was fortunate to be surrounded by an all-star cast that poured their hearts and souls into making it as special as it seemed. I’m equally grateful for your guidance and perspective. You were generous with your time, helped us expand our reach, and challenged us to be our best.

I joined Arcellx because I believe that cell therapy is a forward pillar of medicine. And I’ve repeatedly shared that I want our legacy, beyond anito-cel, to be that we built a valuable cell therapy company that rewards investors for supporting this transformative space. This outcome certainly fulfills that legacy, and I’m proud we were able to make this contribution to advancing science and medicine in a meaningful way.

Grateful for your support and the relationships we built, and I look forward to staying in touch.

Warm regards,

Rami

Additional Information and Where to Find It

The tender offer to which this communication relates (the “Offer”) has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Arcellx, Inc. (the “Company”), nor is it a substitute for any tender offer materials that Gilead Sciences, Inc. (“Parent”), Ravens Sub, Inc. (“Purchaser”) or the Company will file with the SEC. A solicitation and an offer to buy securities of the Company will be made only pursuant to an offer to purchase and related materials that Parent and Purchaser intend to file with the SEC. At the time the Offer is commenced, Parent and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and the Company thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The Offer to Purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on

Schedule 14D-9, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents will be made available for free at the SEC’s website at www.sec.gov. Investors and securityholders may also obtain, free of charge, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that the Company has filed with or furnished to the SEC under the “SEC Filings” section of the Company’s investor relations website at https://ir.arcellx.com/financials/sec-filings.

Forward-Looking Statements

This communication contains “forward-looking statements.” These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes,” and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Offer, the merger of Purchaser with and into the Company (the “Merger”) pursuant to the Agreement and Plan of Merger among the Company, Parent and Purchaser (the “Merger Agreement”), and other related matters, prospective performance and opportunities, post-closing operations and the outlook for the businesses of the Company and Parent, including, without limitation, the ability of Parent to advance the Company’s product pipeline and successfully commercialize anito-cel; regulatory applications and related timelines; and any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the Merger; (ii) the risk that the Offer or the Merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require the Company to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; (x) the possibility of unfavorable results from clinical trials; and (xi) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2024 and any subsequent Form 10-Qs. Any forward-looking statements set forth in this communication speak only as of the date of this communication. The Company does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof other than as required by law. You are cautioned not to place undue reliance on any forward-looking statements.